Exhibit 10.3

CHB
CHANG HWA BANK

(Export Loan Agreement) (Fang 347 Bing) 2019.05

Smile & Reach Out

Export Loan Agreement

Parties to Agreement	Super Micro Computer, Inc., Taiwan
Customer's Custody No.	
Credit limit	☐ **NT$_________** ☑ **[Currency]** USD **[Amount] $20,000,000** **(or equivalent in foreign currency)**

Northern II District Operation Department	**Approval Seal**	
	Enterprise (Individual) Account Supervisor	**Account Administrator**
Name of Branch: Chengdong		

(Fang 347 Bing) 2019.5 1000 copies 297×630 mm 2K mold 80P (Sheng)

Page 1 of 5

CHB CHANG HWA BANK Page 2 of 5 Export Loan Agreement Super Micro Computer, Inc., Taiwan (hereinafter referred to as the Borrower") hereby agrees to the following terms and conditions of Chang Hwa Commercial Bank, Ltd. (including the head office and branches, hereinafter collectively referred to as the "Bank") for an export loan (hereinafter referred to as the "Loan") as a revolving fund for export: Article 1. (Credit limit) Credit limit under the Agreement:  NT$____________________________________  (Currency) USD Amount: $20,000,000 (or equivalent in foreign currency). If the Borrower has submitted an application to the Bank for an export loan before signing the Agreement, the Borrower is willing to bear the responsibility of repayment according to the following terms and conditions of the Agreement. Article 2. (Drawdown period and method) I. Drawdown Period:  From the contract signing date to ____/____/____(yyyy/mm/dd)  From the contract signing date to ____/____/____(yyyy/mm/dd) However, the original drawdown period may be extended by 1 year if approval is obtained from the Bank before the period expires. The extended period may not exceed ____/____/____(yyyy/mm/dd). II. Drawdown method: Divided into revolving and non-revolving (defined below). The Borrower shall apply for drawdown according to the method and within the credit limit and period approved by the Bank. (I) Revolving basis: A drawdown application may be submitted within the credit limit after the amount withdrawn is repaid. (II) Non-revolving basis: One or multiple drawdowns may be made, but the credit limit is not replenished once it is drawn down and repaid. Article 3. (Loan interest rate agreement, adjustment, and repayment regulations) I. Where the Borrower makes one or multiple drawdowns, the amount, period, interest rate, repayment method, and repayment for each loan shall be in accordance with the drawdown application form and certificate of claims and/or supplementary drawdown agreement. II. If the loans under the Agreement are NTD loans, interest shall be calculated using 365 days in a year. For foreign currency loans, interest on GBP, HKD, SGD, ZAR, and THB loans are calculated using 365 days in a year, and interest on loans in other foreign currencies is calculated using 360 days in a year. Unless otherwise agreed upon, interest accrued on loans shall be paid on a monthly basis. III. If a floating interest rate is used for the loans under the Agreement, the Borrower agrees that interest shall be accrued at the adjusted interest rate plus/minus a fixed percentage from the date of adjustment, and that the Bank does not need to separately notify the Borrower of adjustments. Article 4. (Effective period of the Agreement) I. The Borrower shall be responsible for repaying loans under the Agreement, even if the maturity date is after the drawdown period. II. The Agreement is effective from the contract signing date to the date the Borrower repays all debts and performs all obligations under the Agreement. All debts under the Agreement refers to the notes, loans, advance payments, and other debts

CHB CHANG HWA BANK Page 3 of 5 (including but not limited to interest, deferred interest, liquidated damages, damage compensation, and other expenses) owed by the contracting party to the Bank. Article 5. (Application for disbursement) The Borrower shall submit an export L/C, collection documents, overseas orders, export agreement, or related documents when applying for a loan under the Agreement, and draw down the equivalent in NTD within the credit limit under the Agreement according to the percentage and exchange rate approved by the Bank, or draw down the amount in the currency specified in related documents according to the percentage approved by the Bank. Article 6. (Source of funds for repayment and deadline) The Borrower agrees to entrust the Bank to handle export bills advances, export collection, and inward remittances for actual transactions related to the Loan, and use the foreign currency received by the Borrower to repay the principal and interest of the Loan, or exchange the foreign currency into NTD at the spot exchange rate quoted by the Bank on the repayment date or at the exchange rate agreed upon between the parties to repay the principal and interest of the Loan. Article 7. (Default interest and liquidated damages) If the Borrower is late in repaying the principal, interest, or other payables of the Loan under the Agreement, the Borrower shall pay default interest and liquidated damages according to the drawdown application form and certificate of claims and/or supplementary drawdown agreement. Article 8. (Early repayment) If payment is received for the purchase orders and L/C provided by the Borrower before the Loan's maturity date, the Borrower agrees that the Bank may use the funds received for early repayment of the Loan's principal and interest. Article 9. (Special provision on L/C for export insurance, payment document, acceptance document, and O/A) If the Borrower applies for the Loan using L/C, D/P, D/A, or O/A, the Borrower is will to abide by the following special provision: I. The Borrower shall provide an export insurance policy and insurance certificate with the Bank as the beneficiary issued by the Export-Import Bank of the Republic of China (hereinafter referred to as the "Insurance Bank"). The Bank may use the insurance payout to repay the principal and interest of the Loan when an incident occurs, and the Borrower is willing to cover any shortfall. II. If an incident occurs, the Borrower shall immediately notify the Bank and Insurance Bank in writing, and discuss necessary measures with the Bank and Insurance Bank that must be taken to protect their rights and interests. After handling procedures, the Borrower agrees to submit documents required by the Insurance Bank and assist the Bank in filing an insurance claim. III. If the insurance company refuses to pay the claim or the payout is not received before the Loan's maturity date due to the incident not being covered by the expert insurance policy, or due to intentional acts or negligence attributable to the Borrower, the Borrower shall use its own funds to repay the principal and interest of the Loan. Article 10. (Anti-Money Laundering and Counter Terrorism Financing Clause) I. The Borrower agrees that, for the purpose of AML/CFT, the Bank may

CHB CHANG HWA BANK Page 4 of 5 handle matters according to the Money Laundering Control Act, Counter Terrorism Financing Act, Regulations Governing Anti-Money Laundering of Financial Institutions, Regulations Governing Internal Audit and Internal Control System of Anti-Money Laundering and Countering Terrorism Financing of the Banking Industry and Other Financial Institutions Designated by the Financial Supervisory Commission, and Template of Guidelines Governing Anti-Money Laundering and Combating the Financing of Terrorism by the Bankers Association, etc. II. Where the Borrower has any one of the following situations, the Bank may refuse or suspend the Borrower's drawdown or reduce the credit limit, or shorten the term of its loan repayment, or declare that part or all of its liabilities become due, or take other necessary measures: (I) The Borrower or its beneficial owner, senior executives, related party (e.g. legal representative, agent, and authorized persons), or transaction counterparty is identified as an individual, corporate entity or organization sanctioned under the Terrorism Financing Prevention Act, or a terrorist or terrorist organization identified by a foreign government or international organization. (II) The Borrower does not cooperate with the Bank's review (including but not limited to telephone, letter, or on-site inspections), or refuses or delays providing information on the Borrower, beneficial owner (including but not limited to equity structure, senior executives, and related parties), or the person exercising control over the Borrower, or is unwilling to explain the nature and purpose of transaction or source of funds. Article 11. (Appendix) The drawdown application form and certificate of claims, supplementary drawdown agreement, and other receipts and documents provided by the Borrower according to the Agreement are all attachments and an integral part of the Agreement, and shall have the same effect as the Agreement, unless otherwise agreed upon. Article 12. (Matters not covered herein) Any matters not covered herein shall be handled according to the provisions in the respective credit authorization contracts and other relevant contracts entered between the Borrower and the Bank. Article 13. (Place of fulfillment) The place of performance of the Agreement is the Bank's Chengdong Branch. Article 14. (Governing laws and jurisdiction) The Borrower agrees that the Agreement shall be governed by the laws of the Republic of China. In the event of litigation, the Borrower agrees that Taiwan Taipei District Court shall be the court of first instance. However, where the law contains special provisions on exclusive jurisdiction, the provisions shall prevail. Article 15. (Interpretation of headings) The headings of clauses in the Agreement only serve as an index, and may not be used as a basis for interpreting clauses of the Agreement. Special negotiated provisions: (to take effect upon the Borrower affixing its signature or

CHB CHANG HWA BANK Page 5 of 5 contract seal for credit authorization contracts) Articles 8 and 10 of the Agreement are special negotiated provisions. The Borrower hereby declares that it has fully reviewed the provisions, understand the contents, and agrees to abide by the provisions. /s/ CHUN-LAI HSU stamp Personal stamp Date: October 5, 2021 /s/ Super Micro Incorporation, Taiwan Company stamp Date: October 5, 2021 Borrower: (Signature or contract seal for credit authorization contracts) To: Chang Hwa Commercial Bank ※Special Declaration [The Borrower hereby declares that it has reviewed all the provisions in the Agreement within a reasonable period and has fully understood their implications, whereupon it agrees to affix its signature and seal below] Borrower (signature and seal) Name of Borrower: Super Micro Computer, Inc., Taiwan Business Tax ID: 12729477 Address: 3F, No. 150, Jian 1st Rd., Zhonghe District, New Taipei City Job title of representative: Chairperson Name: Alex Hsu ID number: /s/ CHUN-LAI HSU stamp Personal stamp Date: October 5, 2021 /s/ Super Micro Incorporation, Taiwan Company stamp Date: October 5, 2021 (Contract seal for credit authorization contracts) /s/ CHUN-LAI HSU Chairman of BOD Date: October 5, 2021 (Representative's signature) 2021/10/05 (yyyy/mm/dd) Place of Guarantee Witnessed by Date: _____/___/___ (yyyy/mm/dd)